SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.   20549


                            FORM 8-K


                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)DECEMBER 22, 1993
                                                -----------------

                        ATMOS ENERGY CORPORATION
- - -----------------------------------------------------------------
         (Exact name of registrant as specified in its charter)



     TEXAS                1-10042                 75-1743247
- - ---------------    ---------------------   ----------------------
(State or other    (Commission File No.)   (IRS Employer ID. No.)
jurisdiction of
incorporation)



1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS  75240
- - ----------------------------------------------------------  -----
         (Address of principal executive offices)           (Zip
                                                            Code)


Registrant's telephone number, including area code (214) 934-9227
                                                   --------------

- - -----------------------------------------------------------------
  (Former name or former address, if changed since last report)


ITEM 5.   OTHER EVENTS

     In December 1993, Atmos Energy Corporation ("Atmos" or the "Company") acquired Greeley Gas Company ("GGC") of Denver, Colo-rado in a merger transaction accounted for as a pooling of inter-ests. The transaction was structured to be a tax-free reorgani-zation. The Company exchanged 2,329,330 shares of its common stock before the 3-for-2 stock split, effected in the form of a stock dividend, which occurred in May 1994 (3,493,995 shares on a post-split basis) for all of the outstanding stock of GGC. The Greeley Gas Division was previously a privately held company and provides natural gas service to nearly 100,000 customers in approximately 122 communities in Colorado, Kansas and a small service area in Missouri. For further information regarding the merger and the stock split, see Notes 2 and 5, respectively, of the accompanying notes to consolidated financial statements.

     The following financial information of Atmos Energy Corpora-tion is included herein and has been restated to include the operations of GGC for all periods presented under the pooling of interests accounting method and has been adjusted for Atmos' 3-for-2 stock split, effected in the form of a stock dividend, in May 1994.

Management's discussion and analysis of financial condition and results of operations for the three years ended September
  30, 1993

Independent auditors' report

Financial statements and supplementary data:

  Consolidated balance sheets at September 30, 1993 and
         1992

  Consolidated statements of income for the years ended
          September 30, 1993, 1992 and 1991

  Consolidated statements of shareholders' equity for the years ended September 30, 1993, 1992 and 1991

  Consolidated statements of cash flows for the years ended
  September 30, 1993, 1992 and 1991

  Notes to consolidated financial statements

  Supplementary data (unaudited)

Financial statement schedules for the years ended September 30, 1993, 1992 and 1991:

      V - Property, plant and equipment

     VI - Accumulated depreciation and amortization of property, plant and equipment






MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

INTRODUCTION

     The Company distributes and sells natural gas to residen-tial, commercial, industrial and agricultural customers in six states. Such business is subject to federal and state regulation and/or regulation by local authorities in each of the states in which the Company operates. In addition, the Company's business is affected by seasonal weather patterns, competitive factors within the energy industry, and economic conditions in the areas that the Company serves.

ACQUISITION OF GREELEY GAS COMPANY THROUGH MERGER

     The Company has expanded its customer base and sought to diversify the regulations, weather patterns and local economic conditions to which it is subject through acquisitions in 1986 and 1987. The Company continues to consider and pursue, where appropriate, additional acquisitions of natural gas distribution properties and other business opportunities, including municipal systems near existing service areas, as well as agreements to operate systems for municipalities.

     In December 1993, the Company acquired Greeley Gas Company ("GGC") of Denver, Colorado in a merger transaction accounted for as a pooling of interests; therefore, all historical financial statements and notes thereto have been restated to retroactively
reflect this merger.   The Greeley Gas Division, which was previ-
ously a privately held company, provides natural gas service to nearly 100,000 customers in approximately 122 communities in Colorado, Kansas and a small service area in Missouri. The transaction was structured to be a tax-free reorganization. The Company exchanged 2,329,330 shares of its common stock before the 3-for-2 stock split (3,493,995 shares on a post-split basis) for all of the outstanding stock of GGC. Approximately $.5 million of expenses related to the merger was recognized by the Company in fiscal 1993. An additional $1.0 million to $2.0 million will be recognized in fiscal 1994. For further information regarding the merger, see Note 2 of notes to consolidated financial state-ments.

     The Company believes that, while the merger may result in some dilution during the short term, it is expected to be non-dilutive over the long term with respect to earnings per share. The Company believes this transaction is consistent with its continuing long-term corporate development strategy of increasing the value of the Company through external growth. The Company believes this acquisition will help to further diversify both the geographic scope of its markets and the mix of its customer profile, thereby reducing its exposure to changes in the economic conditions in any given segment of its service area and will add to diversification in the areas of weather, regulatory environ-ment, and economic environment. Over the longer term, the Com-pany expects this combination to contribute to the stability and predictability of earnings and cash flow.




RATE ACTIVITY

     The Company filed for a rate increase with the Kentucky Public Service Commission (the "Kentucky Commission") for its Western Kentucky Gas Company service area (the "Western Kentucky Division") in February 1990. The proposed rates would have produced approximately $8.9 million per year in additional reve-nues, or an overall increase of approximately 8.0% for the West-ern Kentucky Division. On September 13, 1990, the Kentucky Commission issued an Order establishing rates that would increase annual revenues approximately $1.0 million, or approximately 1% for the Western Kentucky Division. The Company implemented the rates in accordance with the Order and filed a motion for rehear-ing on certain issues. On May 29, 1991 the Kentucky Commission issued an Order on Rehearing increasing allowed revenues an additional $2.6 million resulting in a total combined revenue increase of $3.6 million. The new rates were effective as of the date of the Order on Rehearing. In June 1991, the Kentucky Attorney General's office and the Company each filed appeals of certain issues contained in the Kentucky Commission's Order on Rehearing with the Franklin County, Kentucky Circuit Court. The Attorney General's suit was dismissed. In June 1993, the Circuit Court affirmed the Kentucky Commission's Order and denied relief to the Company. The Company's case has been appealed to the Kentucky Court of Appeals. The Company filed a Notice of Appeal in July 1993, and is awaiting action by the court. The Company's appeal in Kentucky relates solely to the determination of the appropriate effective date of its last rate increase in Kentucky. The Kentucky Public Service Commission made the increase effec-tive in May 1991, while the Company believes it should have become effective in September 1990. The Company lost the issue at the trial court level. If the Company is successful, it could recover approximately $1 million in additional revenue; if it is unsuccessful, there would be no impact on its revenue.

     In April 1991, the Company filed to increase revenues by approximately $6.0 million for a portion of its Energas Company service area ("Energas Division"). The proposed rates would have produced an overall increase of approximately 6.0% of current annual revenues generated from approximately 211,000 customers. The Company entered into a settlement with the rate-setting authorities in the affected cities which granted approximately $4.6 million in additional annual revenues. The increase was implemented in the cities on September 1, 1991 and in the envi-rons outside the cities on October 1, 1991.


     During the period of 1991 through 1993, the Company also filed for and received small rate increases in certain other rate jurisdictions in its Energas Division totaling approximately $.3 million annually.

     The Company filed for a rate increase with the Louisiana Public Service Commission (the "Louisiana Commission") in Novem-ber 1991 for its Louisiana service area ("Trans La Division"). The proposed rates would produce approximately $3.4 million per year in additional revenues, or an overall increase of approxi-mately 9.8% for the Trans La Division. Effective September 3,



1992, the Louisiana Commission granted an increase of approxi-mately $1.0 million per year in additional revenues, or an over-all increase of approximately 2.8%. The rate order also allows the Company to collect franchise taxes as a line item on the Company's bills which will reduce taxes, other than income taxes, by approximately $800,000 per year. The rate order also approves a rate stabilization clause for three years that provides for an annual adjustment to the Company's rates to reflect changes in expenses, revenues and invested capital following an annual review. The rate stabilization clause provides an opportunity for a return on jurisdictional common equity of between 11.75% and 12.25%. As a result of the Company's filing under the rate stabilization clause, an increase of $730,000 annually or 2% went into effect on March 1, 1993.

     On February 11, 1992, the Company filed a rate case with the city of Amarillo, Texas seeking to increase annual revenues by approximately $4.4 million, or 12%. The last rate increase in Amarillo occurred in December 1985 by Order of the Railroad Commission of Texas ("Railroad Commission"). In June 1992 the city denied the Company's request for rate relief and the Company
appealed to the Railroad Commission.   The Railroad Commission
granted an interim rate increase of approximately $700,000 on an annual basis, effective from June 10, 1992, which is when the Company filed its appeal. In November 1992, the Railroad Commis-sion issued its decision which approved an additional revenue increase of $1.4 million, resulting in a total annual increase of $2.1 million. The Company and the city requested a rehearing of the Order. On January 11, 1993, the Railroad Commission denied rehearing to both parties. In February 1993, the city appealed the Railroad Commission's rate order to the District Court of Travis County, Texas.

     In September 1993, GGC filed a request for an increase in annual revenues of $4.5 million in its Colorado service area which was pending before the Colorado Public Utility Commission as of September 30, 1993.

     Effective December 1, 1993, GGC received an annual rate increase of approximately $2.1 million or 10.6% in its Kansas service area. The settlement included recovery of SFAS No. 106 costs with external funding and a moratorium on rate requests in Kansas until December 1, 1996.

     In 1992 the Federal Energy Regulatory Commission ("FERC") issued an order ("Order 636") which continues past FERC initia-tives to substantially restructure the interstate natural gas pipeline industry by unbundling the availability and pricing of interstate pipeline services. Order 636 requires pipelines to offer nondiscriminatory transportation service comparable with traditional service provided under city gate sales service. The Western Kentucky Division will be the most affected by Order 636 since its interstate pipeline suppliers provided a bundled mer-chant service during fiscal 1993, which they will no longer provide after they implement Order 636. The Company has been actively participating in the restructuring proceedings of the two primary interstate pipelines that serve its Western Kentucky Division. New service agreements became effective in September



and November 1993 with Tennessee Gas and Texas Gas, respectively. The Company believes it has procured supplies of natural gas and pipeline services under Order 636 that will replace the tradi-tional pipeline sales service and enable it to continue to pro-vide adequate and reliable service to its customers in 1994.

RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED

     As of September 30, 1993, the Company had not adopted State-ment of Financial Accounting Standards No. 109, "Accounting for Income Taxes". See Note 4 of notes to consolidated financial statements. The Company believes that the adoption of a liabil-ity approach to accounting for income taxes will not have a material impact on its financial condition or results of opera-tions, absent a material change in the statutory federal income tax rate.

     As of September 30, 1993, the Company had not adopted State-ment of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".
See Note 6 of notes to consolidated financial statements. The ultimate impact of the adoption of this standard on the Company's financial position and results of operations will not be known with certainty until the standard is adopted and the regulatory treatment that will be allowed in each of the Company's rate-making jurisdictions is determined.

     The Company has not adopted Statement of Financial Account-ing Standards No. 112, "Employers' Accounting for Postemployment Benefits". See Note 6 of notes to consolidated financial state-ments. The Company does not expect the adoption of this standard to have a material impact on its financial condition or results of operations.

RESULTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 1993 COMPARED WITH YEAR ENDED SEPTEMBER
30, 1992

     Operating revenues increased to $459.6 million in fiscal 1993 from $403.4 million in fiscal 1992 due to colder weather, increased sales volumes and revenues for every customer type, rate increases received in Texas and Louisiana, and an increased number of customers in fiscal 1993. Total sales volumes increas-ed 9.7 billion cubic feet ("Bcf") to 109.4 Bcf in fiscal 1993, as compared with fiscal 1992. Average gas revenues per thousand cubic feet ("Mcf") increased $.16 to $4.02 in fiscal 1993 from fiscal 1992, while the average cost of gas per Mcf sold increased $.13 to $2.71. The number of meters in service increased to 636,159 at September 30, 1993 compared with 630,365 at September 30, 1992. Weather was 10% colder in fiscal 1993 than fiscal 1992, and was 2% colder than normal. Because of this colder weather, sales volumes to weather sensitive residential, commer-cial and public authority customers increased 5.8 Bcf, or 8%, to
78.0 Bcf in fiscal 1993, as compared with fiscal 1992. Sales volumes to industrial and agricultural customers increased 3.9 Bcf, or 14%, because of increased irrigation fuel demand in the Company's West Texas service area. Revenues from gas transported



for others increased $1.3 million to approximately $15.0 million in fiscal 1993. Average transportation fees decreased from $.42 per Mcf to $.38 per Mcf, while transportation volumes increased
7.6 Bcf to 39.8 Bcf in fiscal 1993 as compared with fiscal 1992. Average transportation fees decreased in fiscal 1993 because of increased competition for large volume customers in Kentucky.

     Gross profit increased by approximately 12% to $163.1 mil-lion in fiscal 1993 from $146.3 million in fiscal 1992. The primary factors contributing to the higher gross profit were increased rates and colder weather, as discussed above. Operat-ing expenses, excluding income taxes, increased to $122.8 million in fiscal 1993 from $117.9 million in fiscal 1992 due to in-creased operating activity. Operation expense increased $3.5 million due to increased distribution expenses, outside services, wages and benefits expense. Income taxes increased to $10.1 million for fiscal 1993 from $4.8 million for fiscal 1992. The primary reasons for the increase were higher pre-tax profits and
a higher effective tax rate.   The effective tax rate increased
to 36.5% in fiscal 1993 from 30.2% in fiscal 1992 because of reduced significance of permanent differences due to higher pre-tax profits and a one percent increase in the statutory rate to 35%, effective January 1, 1993. Operating income increased in fiscal 1993 by approximately 28% to $30.3 million. The increase in operating income resulted primarily from increased gross profit.

     Net income increased in fiscal 1993 by approximately 60% to $17.5 million from $11.0 million in fiscal 1992. This increase in net income resulted primarily from the increase in operating income. Also, interest expense decreased $.5 million in fiscal 1993, as compared with fiscal 1992, due to lower weighted average interest rates. Net income per share increased approximately 53% to $1.22 for fiscal 1993 compared with fiscal 1992, including the effects of an increase in average shares outstanding of approxi-mately 4%.

     The Atmos pension obligations were computed as of June 30, 1993, using a discount rate of 7.75%. If the obligations had been calculated using September 30, 1993 as the measurement date, it is likely that the discount rate used would have been somewhat lower. Assuming a discount rate of 7%, the accumulated benefit obligation for the qualified plans would increase approximately $12.0 million. However, the plan assets would still be in excess of the accumulated benefit obligation, thus creating no addi-tional liability under the plans. An additional liability of approximately $1.4 million would be recognized for the supplemen-tal plans. Net periodic pension cost for fiscal 1994 would be increased by approximately $1.0 million and $.3 million for the qualified plans and supplemental plans, respectively. These are broad estimates of the impact of a .75% change in discount rate.

YEAR ENDED SEPTEMBER 30, 1992 COMPARED WITH YEAR ENDED SEPTEMBER
30, 1991

     Operating revenues increased to $403.4 million in fiscal
1992 from $399.7 million in fiscal 1991 due to rate increases received in Texas and Kentucky in 1991, an increased number of



customers in fiscal 1992 and increased volumes sold to residen-tial customers in fiscal 1992. Average gas revenues per Mcf increased $.12 to $3.86 in fiscal 1992 from fiscal 1991, while the average cost of gas per Mcf sold was unchanged at $2.58. The number of meters in service increased to 630,365 at September 30, 1992 compared with 619,111 at September 30, 1991. Although the weather was 3% colder in fiscal 1992 than fiscal 1991, it re-mained 7.7% warmer than normal. Also, the Company's West Texas service area experienced unusually cool, wet weather during the
spring and summer months.   As a result, sales to residential
customers increased .7 Bcf in fiscal 1992, but sales to indus-trial and agricultural customers decreased 2.3 Bcf because of lower irrigation fuel demand in the Company's West Texas service area. Total sales volumes decreased 1.7 Bcf to 99.7 Bcf in fiscal 1992, as compared with fiscal 1991. Revenues from gas trans-ported for others decreased $2.7 million to approximately $13.7 million in fiscal 1992 due to lower transportation fees and volumes. Volumes transported decreased 3.0 Bcf to 32.2 Bcf in fiscal 1992.

     Gross profit increased by approximately 6% to $146.3 million in fiscal 1992 from $137.9 million in fiscal 1991. The primary factors contributing to the higher gross profit were increased prices and slightly cooler weather, as discussed above. Operat-ing expenses, excluding income taxes, increased to $117.9 million in fiscal 1992 from $111.5 million in fiscal 1991 due to in-creased operation expense, depreciation and taxes other than income taxes. Operation expense increased $4.5 million due in part to increased wages and benefits expense. Income taxes increased to $4.8 million for fiscal 1992 from $3.7 million for fiscal 1991, before reinstatement of $1.1 million of deferred taxes for GGC in 1991. (See Note 2 of notes to consolidated financial statements.) The primary reasons for the increase were
higher pre-tax profits and a higher effective tax rate.   The
effective tax rate increased to 30.2% in fiscal 1992 from 25.8% in fiscal 1991 due to higher pre-tax profits taxed at the statu-tory rate of 34%, higher state income taxes and a smaller impact from permanent differences in fiscal 1992. Operating income increased in fiscal 1992 by approximately 4% to $23.6 million from $22.6 million in fiscal 1991. The increase in operating income resulted primarily from increased gross profit.

     Net income increased in fiscal 1992 by approximately 14% to $11.0 million from $9.6 million in the prior fiscal year. This increase in net income resulted primarily from an increase in operating income, which was partially offset by an increase in interest expense. Net income per share increased to $.80 for fiscal 1992 from $.71 for fiscal 1991, including the effects of an increase in average shares outstanding of approximately 2%.

CAPITAL RESOURCES AND LIQUIDITY (See "Consolidated Statements of
Cash Flows")

Cash Flows from Operating Activities

     Cash flows from operating activities totaled $37.1 million for fiscal 1993 compared with $31.4 million for fiscal 1992.
The substantial increase in net income in fiscal 1993 was par-



tially offset by the net changes in assets and liabilities. Gas stored underground increased because the Company secured off-system storage with a pipeline company in 1993 in compliance with the pipeline company's Order 636 implementation. The $10.9 million increase in deferred charges and other assets relates to the $8.4 million increase in deferred credits and other liabili-ties and recognizes funding for the Supplemental Executive Bene-fits Plan. See "Consolidated Statements of Cash Flows" for other changes in assets and liabilities.

Cash Flows from Investing Activities

     Net cash used in investing activities totaled $42.2 million compared with $39.5 million in fiscal 1992 and $34.2 million in fiscal 1991. Capital expenditures in fiscal 1993 amounted to $43.1 million compared with $42.2 million in fiscal 1992 and $37.6 million in fiscal 1991. Currently budgeted capital expend-itures for fiscal 1994 total $50.6 million and include major expenditures for mains, services, meters, vehicles and computer software. Such expenditures will be financed from internally generated funds and financing activities, as discussed below.

Cash Flows from Financing Activities

     Net cash provided by financing activities totaled $3.7 million for fiscal 1993 compared with $8.3 million for fiscal 1992 and $8.6 million in fiscal 1991. Financing activities during these periods included issuance of common stock, dividend payments, borrowings from banks, and issuance and repayments of long-term debt.

     Cash dividends and distributions paid. The Company paid $10.2 million in cash dividends and distributions during fiscal 1993. The $1.2 million increase over fiscal 1992 primarily reflects a $.005 per share increase in the Company's quarterly dividend rate and an increase in the number of shares of common stock outstanding in fiscal 1993. The Company has increased its dividend in each of the last five years. The amounts included in this caption also include GGC's cash distributions to its S corporation shareholders prior to the merger in December 1993.

     Short-term financing activities. At September 30, 1993, the Company had committed lines of credit totaling $72.0 million, of which $62.0 million was unused, in order to provide for short-term cash requirements. These credit facilities are negotiated at least annually. At September 30, 1993, the Company also had uncommitted short-term credit lines of $114.0 million, of which $88.3 million was unused. During fiscal 1993, notes payable increased $2.6 million compared with $18.6 million during fiscal 1992. The lower increase in short-term borrowing in fiscal 1993 compared with fiscal 1992 was due to increased funds provided by operations and stock issued under the Direct Stock Purchase Plan. In 1991 notes payable to banks decreased by $16.5 million. The decrease was primarily due to the issuance of long-term debt in 1991.

     Long-term financing activities. Scheduled payments of long-term debt in fiscal 1993 consisted of a $3.5 million installment



on the Company's 9.75% Senior Notes and a $1.0 million payment on the 13.75% Series I First Mortgage Bonds. No long-term debt was issued in fiscal 1993. The Company entered into an agreement with an insurance company in August 1992, for a private placement of $10.0 million of unsecured Senior Notes due in annual install-ments of $1.0 million from 1997 through 2006, with interest to be paid semiannually at 7.95%. The net proceeds from the sale of the Senior Notes were used primarily to refinance an 8.4% note in the amount of $9.8 million. The Company also made scheduled installments of $4.5 million on its 9.75% Senior Notes, $1.0 million on the 13.75% Series I First Mortgage Bonds and a $.3 million installment on GGC's 13% Series G First Mortgage Bonds in fiscal 1992. In September 1991 the Company issued $20.0 million of its 9.57% Senior Notes to an institutional lender. The pro-ceeds of the loan were used to repay short-term debt, to avoid additional borrowing, and for general corporate purposes. During fiscal 1991, the Company made a scheduled repayment of $5.0 million on its 9.75% Senior Notes. It also made a scheduled repayment of $1.0 million and a prepayment of $.75 million on its Series I First Mortgage Bonds. In 1991, GGC issued $17.0 million of 9.4% Series J First Mortgage Bonds and repaid the balances of $6.0 million and $1.25 million on its 13.25% series and 12.75% series, respectively. The loan agreements pursuant to which all the Company's Senior Notes have been issued contain covenants by the Company with respect to the maintenance of certain debt-to-equity ratios and cash flows, and restrictions on the payment of dividends. Also see Note 3 of notes to consolidated financial statements.

     Issuance of common stock. The Company issued 897,089 and 306,880 shares of common stock in fiscal 1993 and fiscal 1992, respectively, for its Direct Stock Purchase Plan ("DSPP"), Em-ployee Stock Ownership Plan and Incentive Stock Option Plan.
The DSPP was implemented in August 1992. The DSPP has been amended to remove the direct stock purchase feature of the plan and has been renamed the Atmos Energy Corporation Dividend Rein-vestment and Stock Purchase Plan ("DRSPP"). In fiscal 1993, 760,089 shares were issued under the plan, generating proceeds of $13.4 million. Before the 3-for-2 stock split the Company regis-tered 500,000 shares in March 1993 and registered an additional 700,000 shares during the first quarter of fiscal 1994 to be reserved and available for issuance under the DRSPP in future years.

     Net proceeds of $10.6 million were provided in fiscal 1991 from the issuance of 1,019,694 shares of common stock. In fiscal 1991, the Company made a public offering of 979,950 shares of common stock. The net proceeds were used to reduce notes payable to banks, to avoid additional borrowing, and for general corpo-rate purposes.

     The Company believes that internally generated funds, its short-term credit facilities and access to the debt and equity capital markets will provide necessary working capital and li-quidity for capital expenditures and other cash needs for fiscal 1994.





Seasonality

     The Company's natural gas distribution business is seasonal due to weather conditions in the Company's service areas. Gas sales are affected by winter heating season requirements, and sales to agricultural customers (who use natural gas as fuel in the operation of irrigation pumps and other equipment) during the period from April through September may be affected by rainfall amounts. These factors generally result in higher operating revenues and net income during the period from October through March of each year and lower operating revenues and either net losses or lower net income during the period from April through September of each year.

     The following table sets forth, on an unaudited basis, the Company's quarterly operating revenues, quarterly operating revenues as a percentage of annual operating revenues, quarterly net income (loss) and quarterly net income (loss) as a percentage of annual net income for its past two fiscal years.

                                                                         Quarter ended
                                                       ---------------------------------------------------
                 Year ended September 30,               December 31   March 31     June 30    September 30       Total
                 ------------------------              ------------   ---------    --------   ------------     ----------
                                                                      (In thousands, except for percentages)
                 1993
                 ----
                   Operating revenues                   $130,700      $166,238      $91,219       $71,484       $459,641
                                                              28%           36%          20%           16%           100%
                   Net income (loss)                    $  6,764      $ 13,760      $   830       $(3,810)      $ 17,544
                                                              39%           78%           5%          (22)%          100%

                 1992
                 ----
                   Operating revenues                   $125,058      $140,327      $70,780       $67,188       $403,353
                                                              31%           35%          17%           17%           100%
                   Net income (loss)                    $  5,686      $ 10,464      $(1,627)      $(3,525)      $ 10,998
                                                              52%           95%         (15)%         (32)%          100%

                 Inflation

               The Company believes that inflation has caused increases in certain operating expenses and has required assets to be replaced at costs that are higher than original costs. The Company con-tinually reviews the adequacy of its gas rates in relation to the increasing cost of providing service.

          Environmental Matters

              From time to time, the Company receives inquiries regarding various environmental matters. The Company believes that its properties and operations substantially comply with and are operated in substantial conformity with all applicable environ-mental statutes and regulations. There are no administrative or judicial proceedings arising under environmental quality statutes pending or known to be contemplated by governmental agencies which, if adversely determined, would have a material adverse effect on the Company.




          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


          Report of Ernst & Young, independent auditors

          Consolidated balance sheets

          Consolidated statements of income

          Consolidated statements of shareholders' equity

          Consolidated statements of cash flows

          Notes to consolidated financial statements

          Supplementary data (unaudited)













































          REPORT OF ERNST & YOUNG,
          INDEPENDENT AUDITORS


          Board of Directors
          Atmos Energy Corporation

               We have audited the accompanying consolidated balance sheets of Atmos Energy Corporation at September 30, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1993. Our audits also included the financial
          statement schedules listed in Item 5.   These financial state-
          ments and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstate-ment. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial state-ments. An audit also includes assessing the accounting princi-ples used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opin-ion.

               In our opinion, the consolidated financial statements re-ferred to above present fairly, in all material respects, the consolidated financial position of Atmos Energy Corporation at September 30, 1993 and 1992, and its consolidated results of operations and its cash flows for each of the three years in the period ended September 30, 1993 in conformity with generally accepted accounting principles. Also, in our opinion, the re-lated financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                                             ERNST & YOUNG


          Dallas, Texas
          November 10, 1993, except for
          Notes 2 and 5, as to which the date
          is February 9, 1994











          ATMOS ENERGY CORPORATION
          CONSOLIDATED BALANCE SHEETS                     September 30,
                                                       --------------------
                                                         1993        1992
                                                       --------    --------
          ASSETS                            (In thousands, except share data)
          Property, plant and equipment
            Utility plant                              $496,153    $458,548
            Construction in progress                      5,359       4,065
                                                       --------    --------
                                                        501,512     462,613
          Less accumulated depreciation and
            amortization                                202,237     185,689
                                                       --------    --------
              Net property, plant and equipment         299,275     276,924
          Current assets
            Cash and cash equivalents                     2,286       3,699
            Accounts receivable, less allowance for
              doubtful accounts of $963 in 1993
              and $880 in 1992                           29,200      30,764
            Inventories                                   6,064       6,772
            Gas stored underground                       17,603      11,427
            Prepayments                                   4,240       6,113
                                                       --------    --------
               Total current assets                      59,393      58,775
          Deferred charges and other assets              32,950      22,664
                                                       --------    --------
                                                       $391,618    $358,363
          CAPITALIZATION AND LIABILITIES               ========    ========
          Shareholders' equity
            Common stock, no par value (stated at $.005
              per share); authorized 50,000,000 shares;
              issued and outstanding 1993 - 14,868,902
              shares, 1992 - 13,971,813 shares         $     74    $     70
            Additional paid-in capital                   94,279      78,541
            Retained earnings                            45,076      38,637
                                                       --------    --------
              Total shareholders' equity                139,429     117,248
          Long-term debt                                105,853     112,153
                                                       --------    --------
              Total capitalization                      245,282     229,401
          Current liabilities
            Current maturities of long-term debt          6,300       4,500
            Notes payable to banks                       35,700      32,600
            Accounts payable                             27,803      27,861
            Taxes payable                                 3,797       4,251
            Customers' deposits                           7,862       7,923
            Other current liabilities                     6,455       5,188
                                                       --------    --------
              Total current liabilities                  87,917      82,323
          Deferred income taxes                          32,614      29,232
          Deferred credits and other liabilities         25,805      17,407
                                                       --------    --------
                                                       $391,618    $358,363
                                                       ========    ========


          See accompanying notes to consolidated financial statements.






     ATMOS ENERGY CORPORATION
     CONSOLIDATED STATEMENTS OF INCOME

                                             Year ended September 30,
                                      -------------------------------------
                                         1993           1992         1991
                                      ---------      --------      --------
                                      (In thousands, except per share data)

     Operating revenues                $459,641      $403,353      $399,667
     Purchased gas cost                 296,532       257,091       261,796
                                      ---------     ---------     ---------
     Gross profit                       163,109       146,262       137,871

     Operating expenses
       Operation                         82,185        78,642        74,178
       Maintenance                        6,335         5,695         6,053
       Depreciation and amortization     17,433        17,205        16,020
       Taxes, other than income          16,806        16,398        15,294
       Income taxes                      10,073         4,753         3,721
                                       --------      --------      --------
         Total operating expenses       132,832       122,693       115,266
                                       --------      --------      --------

     Operating income                    30,277        23,569        22,605
     Other income (expense)
       Interest income                      327           376           542
       Other, net                           239           876           519
                                       --------      --------      --------
         Total other income                 566         1,252         1,061

     Interest charges                    13,299        13,823        12,973
                                       --------      --------      --------
     Net income before restatement
       of income taxes                   17,544        10,998        10,693
                                       --------      --------      --------
     Reinstatement of deferred
       income taxes (Note 2)                  -             -         1,081
                                       --------      --------      --------
     Net income                        $ 17,544      $ 10,998      $  9,612
                                       ========      ========      ========
     Net income per share              $   1.22      $    .80      $    .71
                                       ========      ========      ========
     Cash dividends and distributions
       per share                       $    .71      $    .65      $    .63
                                       ========      ========      ========
     Average shares outstanding          14,338        13,789        13,486
                                       ========      ========      ========
     Supplemental net income (Note 2)  $ 18,132      $ 10,570      $ 10,130
                                       ========      ========      ========
     Supplemental net income per share $   1.26      $    .77      $    .75
                                       ========      ========      ========


     See accompanying notes to consolidated financial statements.






     ATMOS ENERGY CORPORATION
     CONSOLIDATED STATEMENTS OF
     SHAREHOLDERS' EQUITY
                                            Common stock
                                          -----------------  Additional
                                          Number of  Stated   paid-in  Retained
                                           shares    value    capital  earnings
                                          ---------  ------  ---------- --------
                                           (In thousands, except share data)
     Balance at September 30, 1990,
      as effected for the 3-for-2
      stock split                         9,151,244   $ 46  $ 62,840  $ 16,868

     Adjustment for pooling of
      interests with GGC (Note 2)         3,591,529     18     1,047    20,729
                                         ----------   ----  --------  --------
     Balance, September 30, 1990,
      as restated                        12,742,773     64    63,887    37,597
       Net income                              -         -       -       9,612
       Cash dividends                          -         -       -      (7,919)
       GGC distributions                       -         -       -        (537)
       Common stock issued
         Dividend reinvestment plan          39,744      -       471       -
         Public offering                    979,950      4    10,081       -
         Retirement of common stock         (97,534)     -      (106)   (2,196)
                                         ----------   ----  --------  --------

     Balance, September 30, 1991         13,664,933     68    74,333    36,557
       Net income                              -         -       -      10,998
       Cash dividends                          -         -       -      (8,516)
       GGC distributions                       -         -       -        (402)
       Common stock issued
         Stock option plan                    6,750      -        71       -
         Direct stock purchase plan         132,249      1     1,849       -
         Employee stock ownership           167,881      1     2,288       -
                                         ----------   ----  --------  --------

     Balance, September 30, 1992         13,971,813     70    78,541    38,637
       Net income                               -        -       -      17,544
       Cash dividends                           -        -       -      (9,262)
       GGC distributions                        -        -       -        (893)
       Common stock issued
         Stock option plan                    6,000      -        60       -
         Direct stock purchase plan         760,089      3    13,401       -
         Employee stock ownership           131,000      1     2,277       -

       Less: GGC net income for the
         quarter ended December 31, 1992        -        -        -       (950)
                                         ----------   ----  --------  --------

     Balance, September 30, 1993         14,868,902   $ 74  $ 94,279  $ 45,076
                                         ==========   ====  ========  ========

     See accompanying notes to consolidated financial statements.







     ATMOS ENERGY CORPORATION
     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Year ended September 30,
                                                 1993     1992     1991
                                             --------  -------  -------
                                                      (In thousands)
     CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                               $16,594  $10,998  $ 9,612
     Adjustments to reconcile net income
       to net cash provided by operating
       activities
         Depreciation and amortization
           Charged to depreciation and
             amortization                      16,480   17,205   16,020
           Charged to other accounts            3,377    4,598    4,215
        Deferred income taxes                   2,733      349     (496)
        Other                                     622      281      196
                                              -------  -------  -------
                                               39,806   33,431   29,547
        Change in assets and liabilities
          (Increase) decrease in accounts
            receivable                          1,564   (2,202)   1,032
          (Increase) decrease in inventories      708      (84)    (370)
          (Increase) decrease in gas stored
            underground                        (6,176)     (14)     784
          (Increase) decrease in prepayments    1,873     (287)   1,208
          (Increase) decrease in deferred
            charges and other assets          (10,908)     586   (1,676)
          Increase (decrease) in accounts
            payable                               (58)   1,196   (1,253)
          Increase in taxes payable               195      930    1,803
          Increase (decrease) in customers'
            deposits                              (61)     322      (68)
          Increase (decrease) in other current
            liabilities                         1,804      803   (8,908)
          Increase (decrease) in deferred
            credits and other liabilities       8,398   (3,269)  (1,029)
                                              -------   -------  -------
         Net cash provided by operating
            activities                         37,145   31,412   21,070

     CASH FLOWS FROM INVESTING ACTIVITIES
       Capital expenditures                   (43,143) (42,169) (37,630)
       Retirements of property, plant and
         equipment                                935    2,629    3,399
                                              -------  -------  -------
         Net cash used in investing
           activities                         (42,208) (39,540) (34,231)

                                  - Continued -










     ATMOS ENERGY CORPORATION
     CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

                                                Year ended September 30,
                                                 1993     1992     1991
                                               ------  -------  -------
                                                      (In thousands)
     CASH FLOWS FROM FINANCING ACTIVITIES
       Net increase (decrease) in notes
         payable                              $ 2,563  $18,636 $(16,525)
       Proceeds from issuance of long-term
         debt                                       -   10,000   37,000
       Cash dividends and distributions paid  (10,155)  (8,918)  (8,456)
       Repayment of long-term debt             (4,500) (15,608) (14,000)
       Issuance of common stock                15,742    4,210   10,557
                                              -------  -------  -------
         Net cash provided by financing
           activities                           3,650    8,320    8,576
                                              -------  -------  -------
     Net increase (decrease) in cash and cash
       equivalents                             (1,413)     192   (4,585)
     Cash and cash equivalents at beginning
       of year                                  3,699    3,507    8,092
                                              -------  -------  -------
     Cash and cash equivalents at end
       of year                                $ 2,286  $ 3,699  $ 3,507
                                              =======  =======  =======



























     See accompanying notes to consolidated financial statements.






          ATMOS ENERGY CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          1.   Summary of significant accounting policies

               Description of business - Atmos Energy Corporation and its subsidiaries (the "Company") are in the business of distributing natural gas to residential, commercial, industrial and agricul-tural customers within service areas located in Texas, Louisiana, Kentucky, Colorado, Kansas and a small portion of Missouri. Such business is subject to federal and state regulation and/or regu-lation by local authorities in each of the six states in which the Company operates. Certain income, expense and capital items may be treated differently for ratemaking purposes by the regula-tory authorities. The Company has no other material business segments.

               Principles of consolidation - The accompanying consolidated financial statements include the accounts of Atmos Energy Corpo-ration and its subsidiaries. Each subsidiary is wholly-owned and all material intercompany items have been eliminated.

               Revenue recognition - Sales of natural gas are billed on a monthly cycle basis; however, the billing cycle periods for certain classes of customers do not necessarily coincide with accounting periods used for financial reporting purposes. The Company follows the revenue accrual method of accounting for natural gas revenues whereby revenues applicable to gas delivered to customers but not yet billed under the cycle billing method are estimated and accrued and the related costs are charged to expense. Estimated losses due to credit risk are reserved at the time revenue is recognized.

               Property, plant and equipment - Property, plant and equip-ment is stated at original cost net of contributions in aid of construction. The cost of additions includes an allowance for funds used during construction and applicable overhead charges. Major renewals and betterments are capitalized, while the costs of maintenance and repairs are charged to expense as incurred. Property, plant and equipment is depreciated at various rates on a straight-line basis over the estimated useful lives of the assets. In the first quarter of fiscal 1993, the Company changed the estimated average useful lives used to compute depreciation for certain utility plant assets. These changes resulted from revised estimates of the projected economic life of the affected assets based on recent orders received from regulatory bodies having jurisdiction over the Company. The effect of this change on net income for the year ended September 30, 1993 was an in-crease of $1,104,000. The composite rates were 3.7% and 4.4% for the years ended September 30, 1993 and 1992, respectively. At the time property, plant and equipment is retired, the cost, plus removal expenses and less salvage, is charged to accumulated depreciation.








               Inventories - Inventories consist of materials and supplies and merchandise held for resale. Inventories are stated at the lower of average cost or market.

               Gas stored underground - Net additions of inventory gas to underground storage and withdrawals of inventory gas from storage are priced using the average cost method. Non-current gas in storage is classified as property, plant and equipment and is priced at cost.

               Income taxes - The Company provides deferred income taxes for significant timing differences in the recognition of revenues and expenses for tax and financial reporting purposes.

               Cash and cash equivalents - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

               Deferred charges and other assets - Deferred charges and other assets at September 30, 1993 and 1992 include assets of the Company's qualified defined benefit retirement plans in excess of the plans' recorded obligations in the amounts of $13,289,000 and $13,894,000, respectively, and Company assets related to the nonqualified retirement plans at September 30, 1993 of $12,758,000.

               Deferred credits and other liabilities - Deferred credits and other liabilities include customer advances for construction of $7,769,000 and $6,695,000 at September 30, 1993 and 1992,
          respectively, and obligations under capital leases of $6,389,000 and $6,585,000 at September 30, 1993 and 1992, respectively, and obligations under the Company's nonqualified retirement plans of $8,317,000 at September 30, 1993.

               Earnings per share - The calculation of primary earnings per share is based on reported net income divided by weighted average common shares outstanding. The Company does not have other classes of stock or dilutive common stock equivalents.

          2.   Greeley Gas Company Acquisition

               On December 22, 1993, Atmos acquired by means of a merger all of the assets and liabilities of Greeley Gas Company (GGC) in accordance with the terms and provisions of an Agreement and Plan of Reorganization dated July 2, 1993. All of the shares of GGC's common stock were exchanged for a total of 3,493,995 shares of Atmos common stock as adjusted for a 3-for-2 stock split (2,329,330 shares on a pre-split basis). See Note 5. This merger transaction was accounted for as a pooling of interests; therefore, all historical financial statements and notes thereto have been restated to retroactively reflect this merger. Subse-quent to the merger, the business of GGC has been operated through the Company's Greeley Gas Company division (the "Greeley Gas Division").







               GGC prepared its financial statements on a December 31 fiscal year end. GGC's fiscal year has been changed to September 30 to conform to the Company's year end. The restated September 30, 1993 and 1992 balance sheets, as presented, are the combined balance sheets of Atmos as of September 30, 1993 and 1992 and GGC as of September 30, 1993 and December 31, 1992, respectively.
          The restated consolidated statements of income and cash flows for the years ended September 30, 1992 and 1991 include Atmos opera-tions for the years then ended and GGC operations for the years ended December 31, 1992 and 1991, respectively. The restated consolidated statement of income for the year ended September 30, 1993 includes Atmos and GGC operations for the twelve months then ended. Therefore, since GGC's operations for the three months ended December 31, 1992 (operating revenue of $18,322,842 and net income of $950,185) are included in both the 1993 and 1992 re-stated statements of income, the GGC net income for this period has been deducted in calculating the shareholders' equity bal-ances at September 30, 1993 and cash flows for the year then ended.

               In 1987, GGC elected classification as an S Corporation (small business corporation) under the provisions of the Internal Revenue Code. Normally, income taxes are not reported in the financial statements of S Corporations as the liability for payment of federal and state income taxes is the direct responsi-bility of the shareholders. However, during 1991, as part of the settlement of rate cases filed in the states of Colorado and Kansas, GGC was ordered to begin providing for current and de-ferred income taxes. Accordingly, the Company's restated 1991 financial statements include a one-time charge to income of $1,081,202 to reinstate deferred income taxes for GGC. Supple-mental net income and earnings per share have been presented on the face of the statement of income to eliminate the one-time charge and to reflect income tax expense in all periods as if GGC had not made the S Corporation election in 1987.

               Results of operations and net income for the previously separate companies for periods prior to the merger are as fol-lows:
                                                1993      1992      1991
          Operating revenues                 --------  --------  --------
            Atmos                            $388,495  $340,117  $336,047
            Greeley                            71,146    63,236    63,620
                                             --------  --------  --------
                                             $459,641  $403,353  $399,667
                                             ========  ========  ========
          Net income
            Atmos                            $ 15,712  $ 10,031  $  7,918
            Greeley                             1,832       967     1,694
                                             --------  --------  --------
                                             $ 17,544  $ 10,998  $  9,612
                                             ========  ========  ========

               GGC is a natural gas utility engaged in the distribution and sale of natural gas to residential, commercial, industrial,






          agricultural, and other customers throughout Colorado, Kansas, and a small portion of Missouri.

          3. Long-term debt and notes payable

               Long-term debt at September 30, 1993 and 1992 consisted of the following:
                                                       1993         1992
                                                     --------    --------
                                                        (In thousands)
            Unsecured 7.95% Senior Notes, payable
              in annual installments of $1,000,000
              beginning August 31, 1997 through
              August 31, 2006 with semiannual
              interest payments                      $ 10,000     $ 10,000
            Unsecured 9.57% Senior Notes, payable
              in annual installments of $2,000,000
              beginning September 30, 1997 through
              September 30, 2006 with semiannual
              interest payments                        20,000       20,000
            Unsecured 9.76% Senior Notes, payable
              in annual installments of $3,000,000
              beginning December 30, 1995 through
              December 30, 2004 with semiannual
              interest payments                        30,000       30,000
            Unsecured 9.75% Senior Notes, payable
              in varying annual installments
              through December 30, 1996                 8,000       11,500
            Unsecured 11.2% Senior Notes, payable in
              annual installments of $2,000,000
              beginning December 30, 1993 through
              December 30, 2002 with semiannual
              interest payments                        20,000       20,000
            First Mortgage Bonds, 9.4% series, due
              May 1, 2021                              17,000       17,000
            First Mortgage Bonds, 13% series, due
              $300,000 annually, balance of
              $1,000,000 due November 1, 1995           1,600        1,600
            Unsecured 10% Notes, due December 31,
              2011                                      2,303        2,303
            First Mortgage Bonds, 13.75% Series I,
              due November 1, 1998, payable in
              annual installments of $1,000,000         3,250        4,250
                                                     --------     --------
                                                      112,153      116,653
            Less amounts classified as current         (6,300)      (4,500)
                                                     --------     --------
                                                     $105,853     $112,153
                                                     ========     ========

               The Company entered into a note purchase agreement with an insurance company in August 1992, for a private placement of $10,000,000 of unsecured Senior Notes at 7.95%. The net proceeds from the sale of the Senior Notes were used primarily to refi-nance an 8.4% note in the amount of $9.8 million.






               On August 29, 1991, the Company entered into a note purchase agreement with an insurance company to issue at par $20,000,000 of unsecured Senior Notes at 9.57%. The Company issued these notes on September 30, 1991 and used the proceeds to repay cer-tain short-term debt.

              The Company may prepay any of the Senior Notes in whole at any time, subject to a prepayment premium. The note agreements provide for certain cash flow requirements and restrictions on additional indebtedness, sale of assets and payment of dividends. Under the most restrictive of such covenants, cumulative cash dividends paid after September 30, 1988 may not exceed the sum of 75% of accumulated net income for periods after September 30, 1988 plus $12,000,000 plus the proceeds from the sale of common stock after September 30, 1988. At September 30, 1993, approxi-mately $42,890,000 of shareholders' equity was not so restricted.

               As of September 30, 1993, substantially all of the Company's utility properties and assets in Kentucky with a book value of approximately $110,468,000 are subject to a lien under the 13.75% Series I First Mortgage Bonds which were assumed by the Company in the purchase of Western Kentucky Gas Utility Corporation ("WKG"). As of September 30, 1993, all of the Company's utility plant assets in Colorado, Kansas and Missouri with a book value of approximately $58,300,000 are subject to a lien under the 9.4% series and 13% series First Mortgage Bonds assumed by the Company in the acquisition of GGC.

                Maturities of long-term debt are as follows:
                                                 (In thousands)

              1994                                   $  6,300
              1995                                      5,300
              1996                                      9,000
              1997                                      9,250
              1998                                      8,000
              Thereafter                               74,303
                                                     --------
                                                     $112,153
                                                     ========

          Notes payable to banks -

               The Company has committed short-term, unsecured bank credit facilities totaling $72,000,000, of which $62,000,000 was unused at September 30, 1993. One facility of $60,000,000 requires a commitment fee of 1/8 of 1% on the unused portion. A second facility for $12,000,000 requires a commitment fee of 3/16 of 1% on the unused portion. The committed lines are renewed or rene-gotiated at least annually.











               The Company also had $114,000,000 of uncommitted credit lines at September 30, 1993. The uncommitted lines have varying terms and the Company pays no fee for the availability of the lines. Borrowings under these lines are made on a when and as-available basis at the discretion of the banks. At September 30, 1993, $88,300,000 was unused.

          Information related to notes payable to banks follows:

                                                 1993      1992      1991
                                               -------   -------   -------
                                        (In thousands, except for percents)

          Notes outstanding at September 30    $35,700   $32,600   $13,900
          Weighted average interest rate at
            September 30                           4.1%      4.7%      5.8%
          Maximum amount outstanding during
            the year                           $50,300   $36,800   $39,700
          Daily average amount outstanding
            during the year                    $19,801   $12,078   $13,106
          Weighted average interest rate
            during the year computed on a
            daily basis                            4.2%      5.3%      5.9%

          Notes payable to shareholders and employees -

          Notes payable to shareholders and employees, amounting to approximately $537,000 at September 30, 1992, are included in other current liabilities on the accompanying consolidated bal-ance sheet. They were for six-month terms and bore interest at rates ranging from 4.0% to 4.5%. Interest incurred on such notes aggregated $11,326 and $28,593 for the periods ended September 30, 1993 and 1992, respectively.

          4. Income taxes

               The components of income tax expense for fiscal 1993, 1992 and 1991 are as follows:
                                                 1993      1992      1991
                                               -------   -------   -------
                                                     (In thousands)
          Provision for income taxes
            Current                            $ 7,340   $ 4,653   $ 4,217
            Deferred                             2,733       100      (496)
                                               -------   -------   -------
                                               $10,073   $ 4,753   $ 3,721
                                               =======   =======   =======

               Included in the provision for income taxes are state income taxes of $890,000, $403,000 and $357,000 for fiscal 1993, 1992 and 1991, respectively.










               Deferred income taxes result from timing differences in the recognition of revenues and expenses for tax and financial re-porting. The effects of these timing differences for fiscal 1993, 1992 and 1991 are as follows:

                                                 1993       1992      1991
                                                ------     -----     -----
                                                         (In thousands)
          Excess of tax over financial
            depreciation and amortization       $1,754     $ 351     $ 713
          Items capitalized for financial
            reporting and recognized currently
            for tax reporting                      416       388       426
          Deferred gas service revenue
            recognized currently for tax
            reporting                            1,464       453      (839)
          Tax reporting change to the revenue
            accrual method of income recognition    -         -       (298)
          Other, net                              (901)   (1,092)     (498)
                                                ------     -----     -----
                                                $2,733     $ 100     $(496)
                                                ======     =====     =====

               Reconciliations of the provisions for income taxes computed at the statutory rate to the reported provisions for income taxes for fiscal 1993, 1992 and 1991 are set forth below:

                                                   1993      1992    1991
                                                  ------    ------  ------
                                                       (In thousands)

          Tax at statutory rate of 34% through
            December 31, 1992 and 35% thereafter $ 9,603    $5,356  $4,901
          Financial expenses, not deductible for
            tax reporting                            680       218     230
          Common stock dividends deductible for
            tax reporting                           (462)     (446)   (402)
          Net increase in cash surrender value of
            life insurance                          (181)     (210)   (151)
          State taxes                                682       244     116
          Other, net                                (249)     (409)   (973)
                                                  ------    ------   ------
          Provision for income taxes             $10,073    $4,753   $3,721
                                                 =======    ======   ======

               Statement of Financial Accounting Standards No. 109, "Ac-counting for Income Taxes", issued in February 1992 provides for a liability approach to accounting for income taxes. Under this standard, deferred tax liabilities are to be adjusted to the amount payable in future years at the rate then scheduled to be in effect. It allows adoption on either a retrospective or prospective basis. The Company plans to adopt Statement No. 109 on a prospective basis in the first quarter of its fiscal year ending September 30, 1994. The Company has estimated that the adoption of a liability approach to accounting for income taxes






          will not have a material impact on its financial condition or results of operations, absent a material change in the statutory federal income tax rate.

          5. Stock split

               On February 9, 1994, the Board of Directors of Atmos ap-proved a 3-for-2 split of its common stock implemented in the form of a stock dividend, which resulted in shareholders receiv-ing one new share for every two shares held. Fractional shares were not issued but were paid in cash or credited to the accounts of participants of the Dividend Reinvestment and Stock Purchase Plan ("DRSPP") and ESOP. The record date for the split was May 4, 1994 and the payment date for mailing the new shares and cash for fractional shares to shareholders was May 16, 1994. All share and per share amounts in the financial statements and notes thereto have been restated to reflect this split, unless other-wise noted.

          6. Common stock and stock options

               The Company issued 897,089 shares of its common stock in fiscal 1993 in connection with its Direct Stock Purchase Plan, Incentive Stock Option Plan and Employee Stock Ownership Plan.

               The Company has an Employee Stock Ownership Plan as dis-cussed in Note 6. The Company has registered 600,000 shares (pre-split) for issuance under the plan, of which 388,212 shares (pre-split) were available for future issuance on September 30, 1993.

               In August 1992 the Company announced a Direct Stock Purchase Plan ("DSPP") which was the successor to and replacement for the Dividend Reinvestment Plan ("DRP"). Members of the DRP were automatically enrolled in the DSPP. In November 1993, the Com-pany amended the DSPP to remove the direct stock purchase feature of the plan and to rename the plan the Atmos Energy Corporation Dividend Reinvestment and Stock Purchase Plan ("DRSPP"). The DRSPP is now available to shareholders of record only. Partici-pants in the DRSPP may have all or part of their dividends rein-vested at a 3% discount from market prices. DRSPP participants may purchase additional shares of Company common stock as often as monthly with optional cash payments of at least $25, up to an annual maximum of $60,000. Purchases of stock under the DRSPP are made, at the Company's option, either on the open market or directly from the Company. In March 1993, before the 3-for-2 stock split, the Company registered 500,000 shares to be reserved for issuance under the predecessor to the DRSPP, of which 128,612 shares (pre-split) were available for future issuance at Septem-ber 30, 1993. The Company registered an additional 700,000 shares (pre-split) during the first quarter of fiscal 1994 to be reserved for issuance, at the Company's option, under the DRSPP in future years.








               In December 1990, the Company issued 900,000 shares of common stock for $11.00 per share. In January 1991, the under-writers exercised their over-allotment option on the stock issue and purchased an additional 79,950 shares from the Company. The net proceeds were used to repay the Company's outstanding short-term debt under two of its credit lines.

               On April 27, 1988, the Company adopted a Shareholders' Rights Plan (the "Rights Plan") and declared a dividend of one right (a "Right") for each outstanding pre-split share of common stock of the Company, payable to shareholders of record as of May 10, 1988. Each Right will entitle the holder thereof, until the earlier of May 10, 1998 or the date of redemption of the Rights, to buy one share of common stock of the Company at an exercise price of $45 per share, subject to adjustment by the Board of Directors upon the occurrence of certain events. The Rights will be represented by the common stock certificates and are not exercisable or transferable apart from the common stock until a "Distribution Date" (which is defined in the Rights Agreement between the Company and the Rights Agent as the date upon which the Rights become separate from the common stock).

               At no time will the Rights have any voting rights. The exercise price payable and the number of shares of common stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. Until the Distribution Date, the Company will issue one Right with each share of common stock that becomes outstand-ing so that all shares of common stock will have attached Rights. After a Distribution Date, the Company may issue Rights when it issues common stock if the Board deems such issuance to be neces-sary or appropriate.

               The Rights have certain anti-takeover effects and may cause substantial dilution to a person or entity that attempts to acquire the Company on terms not approved by the Board of Direc-tors except pursuant to an offer conditioned upon a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because, prior to the time the Rights become exercisable or transferable, the Rights may be redeemed by the Company at $.05 per Right.

               The Company has had an Incentive Stock Option Plan for key employees covering an aggregate of 100,000 shares of common stock. The plan provided for options to be granted at prices not less than the fair market value of the stock on the date of grant and to be exercisable over ten years from such date in cumulative annual installments of 25% of the aggregate shares granted, commencing one year after the date of grant. At September 30, 1993, no options were outstanding under the plan. Subsequent to year end, the Company allowed the plan to expire in October 1993 without granting additional options.









               The following table summarizes the status of the Incentive Stock Option Plan as of September 30, 1993, 1992 and 1991:

                                             1993                  1992                  1991
                                    ---------------------    --------------------     --------------------
                                                 Price                   Price                    Price
                                    Shares    per share      Shares   per share      Shares    per share
                                    -------   -----------    -------  -----------     -------  -----------
  Outstanding options at
    beginning of year                6,000    $9.25-10.63    12,750   $9.25-10.63     12,750   $9.25-10.63
  Exercised                         (6,000)    9.25-10.63    (6,750)   9.25-10.63          -        -
                                    -------                  ------                   ------
  Outstanding options
      at end of year                     -         -          6,000   $9.25-10.63     12,750   $9.25-10.63
                                    =======                  ======                   ======
  Exercisable options
     at end of year                      -                    6,000                   12,750
  Options available for
     future grants (pre-split)       8,150                    8,150                    8,150

              The Company's Restricted Stock Grant Plan for management and key employees of the Company, which became effective October 1, 1987, provides for awards of common stock that are subject to certain restrictions. The plan is administered by the Board of Directors. The members of the Board who are not employees of the Company make the final determinations regarding participation in the plan, awards under the plan, and restrictions on the re-stricted stock awarded. The restricted stock may consist of previously issued shares purchased in the open market or shares purchased directly from the Company. The total number of shares of restricted stock that may be awarded under the plan was in-creased to 900,000 shares after receiving shareholder approval in 1993. During fiscal 1993, 1992 and 1991, 25,500, 51,750 and
          69,600 shares, respectively, were awarded under the plan. Prior to 1991, 259,350 shares were awarded under the plan. Related compensation expense of $735,000, $673,000 and $548,000 was recognized in fiscal 1993, 1992 and 1991, respectively. At September 30, 1993, 493,800 shares were currently available for award.

          7.   Employee retirement and stock ownership plans

               At September 30, 1993, the Company had three defined benefit retirement plans. One covers the Kentucky employees, one covers the Greeley Gas Division employees, and the other covers all other employees of the Company. The plans provide essentially the same benefits to all employees. Benefits are based on years of service and the employee's compensation during the highest paid five consecutive calendar years within the last 10 years of employment. The Company's funding policy is to contribute annu-ally an amount in accordance with the requirements of the Em-ployee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.






               The following table sets forth the combined funded status of Atmos' defined benefit retirement plans at June 30, 1993 and 1992 and amounts recognized in the Company's balance sheets at Septem-ber 30, 1993 and 1992 for the plans covering Atmos' employees except for employees of the Greeley Gas Division:

                                                      1993       1992
                                                     ---------   --------
                                                         (In thousands)
  Actuarial present value of benefit obligations

    Accumulated benefit obligation,
      including vested benefits of $86,141
      and $73,726 in 1993 and 1992,
      respectively                                   $ (87,006)  $(74,473)
                                                     =========   ========
    Projected benefit obligation                     $(100,214)  $(86,495)
    Plan assets at fair value                          114,772    104,037
                                                     ---------   --------
    Plan assets in excess of projected
      benefit obligation                                14,558     17,542
    Unrecognized net asset being
      recognized over 13 years                            (851)    (1,069)
    Unrecognized prior service cost                        482        572
    Unrecognized net gain                               (2,032)    (4,181)
                                                     ---------   --------
    Prepaid pension cost                             $  12,157   $ 12,864
                                                     =========   ========

        Net periodic pension cost (credit) for fiscal 1993, 1992 and 1991 included the following components:


                                         1993        1992        1991
                                         --------    --------    --------
                                                 (In thousands)
  Service cost - benefits earned
    during the year                      $  2,182    $  2,117    $  2,186
  Interest cost on projected benefit
    obligation                              7,258       6,783       6,464
  Actual return on plan assets            (15,049)    (12,534)     (4,788)
  Net amortization and deferral             6,316       3,981      (3,711)
                                         --------    --------    --------
  Net periodic pension cost              $    707    $    347    $    151
                                         ========    ========    ========

                  The weighted-average discount rates used in determining the actuarial present value of the projected benefit obligation were 7.75% and 8.50% at June 30, 1993 and 1992, respectively. The rate of increase in future compensation levels reflected in such determination was 5.0% for the years ended September 30, 1993 and
          1992.   The expected long-term rate of return on assets was 8.5%,
          9.0% and 9.0% for the years ended September 30, 1993, 1992 and 1991, respectively. The plan assets consist primarily of invest-ments in common stocks, interest bearing securities and interests






          in commingled pension trust funds. Prepaid pension cost is included in deferred charges and other assets.

               The following table sets forth the Greeley Gas Division plan's funded status at September 30, 1993 and December 31, 1992.

                                                      1993       1992
                                                     ---------   --------
                                                         (In thousands)
  Actuarial present value of benefit obligations

    Accumulated benefit obligation,
      including vested benefits of $9,959
      and $8,730 in 1993 and 1992,
      respectively                                   $ (10,088)  $ (8,831)
    Additional amounts related to projected pay
      increases                                         (3,271)    (3,453)
                                                     ---------   --------
    Projected benefit obligation                     $ (13,359)  $(12,284)
    Plan assets at fair value                           14,204     13,461
                                                     ---------   --------
    Plan assets in excess of projected
      benefit obligation                                   845      1,177
    Unrecognized net asset being
      recognized over 15 years                          (2,390)    (2,607)
    Unrecognized net loss from past
      experience different from that
      assumed                                            2,677      2,460
                                                     ---------   --------
    Prepaid pension cost                             $   1,132   $  1,030
                                                     =========   ========

        Net periodic pension cost (credit) for fiscal 1993, 1992 and 1991 included the following components:


                                         1993        1992        1991
                                         --------    --------    --------
                                                (In thousands)
  Service cost                           $    374    $    385    $    384
  Interest cost on projected benefit
    obligation                                954         952         884
  Actual return on plan assets             (1,180)     (1,146)     (1,052)
  Net amortization and deferral              (257)       (218)       (172)
                                         --------    --------    --------
  Net pension expense (credit)           $   (109)   $    (27)   $     44
                                         ========    ========    ========


        Accumulated plan benefits were computed using the Projected Unit Credit funding method. The discount rate and rate of in-crease in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 7.75% and 6.25%, respectively, in 1993 and 8.5% and 7%, respec-tively, in 1992. The expected long-term rate of return on plan







          assets was 9% in 1993 and 1992. Plan assets consist primarily of corporate bonds, equity securities, mutual funds, partnership interests, and other miscellaneous investments.

               Effective October 1, 1987, the Company adopted a nonquali-fied Supplemental Executive Benefits Plan ("Supplemental Plan") which provides additional pension benefits to the executive officers and certain other employees of the Company. Expense recognized in connection with the Supplemental Plan during fiscal 1993, 1992 and 1991 was $1,492,000, $872,000 and $678,000, re-
          spectively.

               The Company sponsors an Employee Stock Ownership Plan ("ESOP"). Full time employees who have completed one year of service, as defined in the plan, are eligible to participate. Each participant enters into a salary reduction agreement with the Company pursuant to which the participant's salary is reduced by an amount not less than 2% nor more than 10%. Taxes on the amount by which the participant's salary is reduced are deferred pursuant to Section 401(k) of the Internal Revenue Code. The amount of the salary reduction is contributed by the Company to the ESOP for the account of the participant. The Company may make a matching contribution for the account of the participant in an amount determined each year by the Board of Directors, which amount must be at least equal to 25% of all or a portion of the participant's salary reduction. For the 1993 plan year, the Board of Directors elected to match 100% of each participant's salary reduction contribution up to 4% of the participant's salary. Matching contributions to the ESOP amounted to $1,413,000, $1,324,000, and $1,267,000 for fiscal 1993, 1992 and
          1991, respectively. The Directors may also approve discretionary contributions, subject to the provisions of the Internal Revenue Code of 1986 and applicable regulations of the Internal Revenue Service. The Company recorded a charge of $1,000,000 for a discretionary contribution in the year ended September 30, 1993. Company contributions to the plan are expensed as incurred.

               Effective January 1, 1988, the Greeley Gas Division adopted a 401(k) plan that covers substantially all The Greeley Gas Division employees. Employee contributions are limited to 6% of base compensation. The Company matches 50% of employee contribu-tions. Total employer contributions to the 401(k) plan were $230,000, $288,000, and $262,000 for the periods ended September 30, 1993, 1992, and 1991, respectively.

               In addition to providing pension benefits, the Company provides certain other postretirement benefits for retired em-ployees, the major benefit being health care insurance. To be eligible for these benefits, an employee must retire under the terms of the Company's retirement plans. The cost of other postretirement benefits is recognized by expensing claims and annual insurance premiums as incurred. In fiscal 1993, 1992 and 1991, these costs totaled $1,453,000, $1,626,000 and $1,361,000, respectively.







               At September 30, 1993, the Company had not adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106") which was released in December 1990. SFAS No. 106 focuses prin-cipally on postretirement health care benefits and will signifi-cantly change the current practice of accounting for postretire-ment benefits on a pay-as-you-go basis by requiring accrual of the expected cost of those benefits over the years of an em-ployee's active service to the Company. Two options are provided for adopting SFAS No. 106. An employer can choose to immediately recognize its obligation as the effect of an accounting change, subject to certain limitations. Alternatively, an employer can choose to recognize its obligation in the statement of financial position and statement of income on a delayed basis over the plan participants' future service periods, with disclosure of the unrecognized amount.

               As of September 30, 1993, the Company is allowed to recover other postretirement benefit costs through its regulated rates on a pay-as-you-go basis. The Company will adopt SFAS No. 106, as required, in the first quarter of its 1994 fiscal year under the delayed recognition method. The transition obligation of $32,960,000 will be amortized over 20 years. Estimated net postretirement benefit cost for fiscal 1994 is $5,845,000. None of the obligation is currently funded.

               In its September 1992 rate order to the Trans Louisiana Gas Company ("Trans La Division"), the Louisiana Public Service Commission ("Louisiana Commission") directed the Trans La Divi-sion to remain on a pay-as-you-go basis for ratemaking purposes and to defer the difference between the cost to be accrued under SFAS No. 106 and the pay-as-you-go cost as a regulatory asset. The deferred cost will be recognized for rate recovery when it is actually paid. In May 1993, the Louisiana Commission issued an order for all utilities under its jurisdiction to continue to use the pay-as-you-go accounting method for rate treatment of SFAS No. 106 costs. Utilities may apply to the Louisiana Commission for authority to recognize a regulatory asset, to be amortized on a pay-as-you-go basis, to bridge the gap between ratemaking and accounting. The Louisiana Commission retains the flexibility to examine individual companies' accounting for SFAS No. 106 costs to determine if special exceptions to this order are warranted.

               In June 1992, the Kentucky Public Service Commission ("Ken-tucky Commission") declined a request by a group of utilities to grant a blanket commitment for the future recovery of SFAS No. 106 costs in excess of pay-as-you-go costs for all utilities. The Kentucky Commission's order stated that each utility could file an individual application to seek recovery of such costs. At a rehearing held in December 1992, the Kentucky Commission affirmed its initial order.

               In May 1993, the Company filed rate requests which included SFAS No. 106 costs in Fritch and Sanford, Texas and for the surrounding environs. The rates for the environs are subject to






          the jurisdiction of the Railroad Commission of Texas ("Railroad Commission"). In its order of August 30, 1993, the Railroad Commission approved recovery of SFAS No. 106 cost and internal funding.

               In November 1993, the Kansas Corporation Commission ("Kansas Commission") issued an order to the Greeley Gas Division allowing recovery of SFAS No. 106 costs in its Kansas service area, effec-tive December 1, 1993.

               At September 30, 1993, the Greeley Gas Division had a rate case which included a request for recovery of SFAS No. 106 costs pending before the Colorado Public Utility Commission.

               The Company will seek rate recovery of accrual based SFAS No. 106 expenses in all of its ratemaking jurisdictions. The portion of this additional expense in excess of the pay-as-you-go amount that will immediately or ultimately be allowed in rates cannot presently be determined. In addition, the degree of regulatory assurance of future recovery that may be required to recognize a regulatory asset cannot be determined at this time. The ultimate impact of the adoption of SFAS No. 106 on the Com-pany's financial position and results of operations will not be known with certainty until the standard is adopted and the regu-latory treatment that will be allowed in each of the Company's ratemaking jurisdictions is determined.

               The Company also provides postemployment benefits, primarily workers' compensation and long-term disability insurance, to former or inactive employees after employment but before retire-ment. The Financial Accounting Standards Board has issued State-ment of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"), which applies to such benefits and will be effective for the Company's 1995 fiscal year. Under SFAS No. 112, employers are required to recognize the obligation to provide postemployment benefits if certain conditions are met. Based on a preliminary actuarial study, the Company currently estimates that the cumulative effect of implementation of SFAS No. 112 and the increase in future annual costs to be minimal. The reduction in future earnings that would result from this accrual would be offset to the extent that it is approved to be recovered in rates. The impact of adoption of SFAS No. 112 on the Company's ongoing earnings is expected to be minimal.

                                         33

          8. Supplementary information

               Taxes, other than income taxes for fiscal 1993, 1992 and 1991 consisted of the following:

                                         1993        1992        1991
                                       -------     -------     -------
                                                (In thousands)

          Gross receipts               $ 7,312     $ 7,393     $ 6,960
          Ad valorem                     4,992       4,618       4,622
          Payroll                        3,353       3,322       3,243
          Other                          1,149       1,065         469
                                       -------     -------     -------
                                       $16,806     $16,398     $15,294
                                       =======     =======     =======

          9.   Contingencies

            On March 15, 1991, suit was filed in the 15th Judicial Dis-trict Court of Lafayette Parish, Louisiana, by the "Lafayette Daily Advertiser" and others against the Trans La Division, Trans Louisiana Industrial Gas Company, Inc. ("TLIG"), a wholly owned subsidiary of the Company, and Louisiana Intrastate Gas Corpora-tion and certain of its affiliates ("LIG"). LIG is the Company's primary supplier of natural gas in Louisiana and is not otherwise affiliated with the Company.

            The plaintiffs purported to represent a class consisting of all residential and commercial gas customers in the Trans La Division's service area. Among other things, the lawsuit alleged that the defendants violated antitrust laws of the state of Louisiana by manipulating the cost-of-gas component of the Trans La Division's gas rate to the purported customer class, thereby causing such purported class members to pay a higher rate. The plaintiffs made no specific allegation of an amount of damages.

            The defendants brought an appeal to the Louisiana Supreme
          Court of rulings by the trial court and the Third Circuit Court of Appeal which denied defendants' exceptions to the jurisdiction of the trial court. It was the position of the defendants that the plaintiffs' claims amount to complaints about the level of gas rates and should be within the exclusive jurisdiction of the Louisiana Commission.

            On January 19, 1993, the Louisiana Supreme Court issued a decision reversing in part the lower courts' rulings, dismissing all of plaintiffs' claims against the defendants which seek damages due to alleged overcharges and further ruling that all such claims are within the exclusive jurisdiction of the Louisi-ana Commission. Any claims which seek damages other than over-charges were remanded to the trial court but were stayed pending the completion of the Louisiana Commission proceeding referred to below.

            The Louisiana Commission has instituted a docketed proceeding for the purpose of investigating the costs included in the Trans La Division's purchased gas adjustment component of its rates. Both the Trans La Division and LIG are parties to the proceeding. Discovery has commenced in this proceeding and a procedural schedule has been established. The Company believes the allega-tions as they relate to the Company, whether brought in court or at the Louisiana Commission, are without merit, and that the chances of a material adverse outcome are remote. The Company will continue to vigorously protect its interest in this matter.







            From time to time, claims are made and lawsuits are filed against the Company arising out of the ordinary business of the Company. In the opinion of the Company's management, liabili-ties, if any, arising from these actions are either covered by insurance, adequately reserved for by the Company or would not have a material adverse effect on the financial condition of the Company.

          10.   Statement of cash flows

            Supplemental disclosures of cash flow information for fiscal 1993, 1992 and 1991 are presented below:

                                                1993     1992       1991
                                               -------   -------   -------
                                                     (In thousands)
          Cash paid for
            Interest                           $13,436   $14,496   $13,310
            Income taxes                         8,190     3,754     4,422



          11. Leases

            The Company has entered into noncancelable leases involving office space and warehouse space. The remaining lease terms range from one to 20 years and generally provide for the payment of taxes, insurance and maintenance by the lessee. At September 30, 1993, a substantial number of the leases at the Greeley Gas Division were with shareholders. Net property, plant and equip-ment included amounts for capital leases of $6,029,000 and $6,374,000 at September 30, 1993 and 1992, respectively.





























          The related future minimum lease payments at September 30, 1993 were as follows:
                                                 Capital       Operating
                                                  leases         leases
                                                --------       --------
                                                      (In thousands)

              1994                               $ 1,404        $ 4,702
              1995                                 1,403          4,800
              1996                                 1,404          4,539
              1997                                 1,370          3,522
              1998                                 1,315          2,661
              Thereafter                           9,287         20,338
                                                 -------        -------
              Total minimum lease payments        16,183         40,562

              Less amount representing
                contingent payments from
                increases in the Consumer
                Price Index                       (1,087)           (20)
                                                 -------        -------
              Net minimum lease payments          15,096        $40,542
                                                                =======
              Less amount representing interest   (8,573)
                                                 -------
              Present value of net minimum
                lease payments                   $ 6,523
                                                 =======

               Consolidated rent expense amounted to $5,277,000, $5,395,000 and $4,291,000 for fiscal 1993, 1992 and 1991, respectively. Rents are expensed and recovered in rates on a pay-as-you-go basis.

          SUPPLEMENTARY DATA

          Quarterly Financial Data (Unaudited)
            Summarized unaudited quarterly financial data are presented below. The sum of net income per share by quarter may not equal the net income per share for the year due to variations in the weighted average shares outstanding used in computing such amounts.

















                                                   Quarter ended
                         -------------------------------------------------------------------------------
                            December 31,          March 31,             June 30,         September 30,
                         -----------------    -----------------    -----------------   -----------------
                           1992     1991        1993     1992        1993     1992       1993     1992
                         -------- --------    -------- --------    -------- --------   -------- --------
                                               (In thousands, except per share data)

  Operating revenues     $130,700 $125,058    $166,238 $140,327    $ 91,219 $ 70,780   $ 71,484 $ 67,188
  Gross profit             42,638   42,947      58,606   49,644      34,463   28,485     27,402   25,186
  Operating income          9,730    9,088      17,120   13,250       3,970    1,256       (543)     (25)
  Net income (loss)         6,764    5,686      13,760   10,464         830   (1,627)    (3,810)  (3,525)
  Net income (loss) per
    share                     .48      .42         .97      .76         .06     (.12)      (.26)    (.25)














































                               ATMOS ENERGY CORPORATION
                                      SCHEDULE V
                            PROPERTY, PLANT AND EQUIPMENT

                                     Balance at                                      Balance
                                      beginning  Additions  Retirements               at end
                                       of year    at cost    or sales      Other      of year
                                     ---------    -------    ---------     -----     ---------
                                                        (In thousands)

  Year ended September 30, 1993:
      Utility plant                  $458,548     $41,824     $  4,219      $  -      $496,153
      Construction in progress          4,065       1,319           25         -         5,359
                                     --------     -------     --------      -----     --------
                                     $462,613     $43,143     $  4,244      $  -      $501,512
                                     ========     =======     ========      =====     ========

  Year ended September 30, 1992:
      Utility plant                  $421,048     $41,613     $  4,113      $  -      $458,548
      Construction in progress          3,519         556           10         -         4,065
                                     --------     -------     --------      -----     --------
                                     $424,567     $42,169     $  4,123      $  -      $462,613
                                     ========     =======     ========      =====     ========

   Year ended September 30, 1991:
      Utility plant                  $393,753     $37,519     $ 10,224      $  -      $421,048
      Construction in progress          3,461         111           53         -         3,519
                                     --------     -------     --------      -----     --------
                                     $397,214     $37,630     $ 10,277      $  -      $424,567
                                     ========     =======     ========      =====     ========





                 Depreciation is provided at various rates on a straight-line basis over the estimated useful lives of the assets. Such rates range from 2% to 33% per year with the average rate currently
          being approximately 3.7% per year.







                                          38

























































                               ATMOS ENERGY CORPORATION
                                     SCHEDULE VI
                     ACCUMULATED DEPRECIATION AND AMORTIZATION OF
                            PROPERTY, PLANT AND EQUIPMENT


                                                        Additions     Deductions -
                                         Balance at     charged to    to retirements,             Balance
                                         beginning      costs and     renewals and                at end
                                          of year       expenses      replacements     Other      of year
                                         ----------     ---------     -------------   -------    --------
                                                                      (In thousands)

  Year ended September 30, 1993:
      Utility plant                       $185,689      $19,857        $  3,309        $  -       $202,237



  Year ended September 30, 1992:
      Utility plant                       $165,380      $21,803        $  1,494        $  -       $185,689



   Year ended September 30, 1991:
      Utility plant                       $152,023      $20,235        $  6,878        $  -       $165,380



































                                      SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                              ATMOS ENERGY CORPORATION
                                                     (Registrant)

          Date:  July 21, 1994                By   /s/ JAMES F. PURSER
                                                 ------------------------
                                                     James F. Purser
                                              Executive Vice President and
                                                 Chief Financial Officer













































                                 EXHIBITS INDEX

       Exhibit                                          Sequentially Numbered
       Number                Description               Page or Incorporation by
                                                             Reference to


       23       Consent of independent auditor















































